                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                ---------------


                                    FORM 8-K





               CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
                      THE SECURITIES EXCHANGE ACT OF 1934


      DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): September 23, 1999

                                DBT Online, Inc.
-------------------------------------------------------------------------------
                (Exact name of registrant specified in Charter)



             Pennsylvania                              1-13333                              85-0439411
-----------------------------------------------------------------------------------------------------------
            (State or other                          (Commission                         (I.R.S. Employer
            jurisdiction of                          File Number)                      Identification No.)
            incorporation)


                        5550 W. Flamingo Road, Suite B-5
                            Las Vegas, Nevada            89103
-------------------------------------------------------------------------------
               (Address of principal executive offices) Zip Code



          REGISTRANT'S TELEPHONE, INCLUDING AREA CODE: (702) 257-1112


-------------------------------------------------------------------------------
         (Former name and former address, if changed since last report)

ITEM 2.  ACQUISITION OR DISPOSITION OF ASSETS.

         On September 23, 1999, DBT Online, Inc. ("DBT"), a Pennsylvania corporation, completed its acquisition of the Online Public Records and KnowX.com business units of Information America, Inc. ("Information America"), a Georgia corporation. The transaction was structured as an asset purchase and was completed under the terms of an Asset Purchase Agreement signed on August 20, 1999 among West Publishing Company ("West"), Information America and DBT. As consideration for the two Information America business units, DBT paid $25.0 million in cash and issued warrants to purchase 329,172 shares of DBT's common stock at an exercise price of $52.50 per share. The warrants are exercisable at any time until March 23, 2001, and a registration statement under the Securities Act covering the warrants must be filed by DBT within 90 days of the closing. The adequacy of the price paid by DBT was passed upon by Credit Suisse First Boston Corporation, which rendered a fairness opinion in connection with the transaction. The cash funds used to complete the acquisition were obtained from DBT's accrued reserves.

         KnowX.com is a leading Internet-based public record research tool for consumers and small office users. Its core product, Ultimate People Finder, provides a low-cost way to locate individuals using public records. The Informed product line offers qualified users, including commercial lending and leasing companies, access to public information through the Internet or dial-up modems. The acquisition gives DBT access to the consumer, small office and commercial lending/leasing markets for public records information. Pursuant to a Business Transition Agreement signed at closing, West will provide certain services designed to ensure the transition of the acquired business units to DBT. Under the Agreement, over the next twelve month period, West will, among other things, provide DBT with operations and technical support, customer service assistance, billing services and access to data necessary to support the acquired businesses.

         Assets acquired by DBT in the transaction include all of the fixed assets and goodwill of the KnowX.com business unit, certain hardware and software pertaining to the Informed product line, several operating agreements, West's rights to the corporate name "Information America, Inc." and substantially all of the commercially significant intellectual property of the KnowX.com and Informed business units. DBT intends to use all of the acquired assets in the same manner as Information America used them.

         Attached as Exhibit 99.2 to this Form 8-K is a description of the business of DBT following its acquisition of the KnowX.com and Informed business units.

ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

         (a)      Financial Statements of Business Acquired.


                       REPORT OF INDEPENDENT ACCOUNTANTS


To the Shareholder of Information America, Inc.


         In our opinion, the accompanying balance sheet and the related statements of operations and of cash flows present fairly, in all material respects, the financial position of the Online Public Records Business (a division of Information America, Inc. including the KnowX.com and Informed product lines) at December 31, 1998 and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles. These financial statements are the responsibility of the company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

         The Online Public Records Business is a member of a group of affiliated companies and, as disclosed in the financial statements, has extensive transactions and relationships with members of the group. Because of these relationships, it is possible that the terms of these transactions are not the same as those that would result from transactions among wholly unrelated parties.



PricewaterhouseCoopers LLP

Minneapolis, Minnesota
August 9, 1999

                         ONLINE PUBLIC RECORDS BUSINESS
                   (A DIVISION OF INFORMATION AMERICA, INC.)

                                 BALANCE SHEETS
                             (AMOUNTS IN THOUSANDS)


                                                                                   JUNE 18,    DECEMBER 31,
                                                                                     1999          1998
                                                                                 -----------   ------------
                                                                                (UNAUDITED)

ASSETS

Cash ...................................................................            $   --             $--
Accounts receivable, less an allowance for doubtful accounts of $274 and
$91 as of June 18, 1999 and December 31, 1998, respectively ............             1,133             598
Prepaids ...............................................................               112              --
                                                                                    ------            ----
    Total current assets ...............................................             1,245             598
Property and equipment, net (Note 2) ...................................               234             175
                                                                                    ------            ----
    Total assets .......................................................            $1,479            $773
                                                                                    ======            ====
LIABILITIES AND NET INVESTMENT OF PARENT
Accrued advertising expenses ...........................................            $  778            $488
Accrued royalties ......................................................               294             160
Accrued workforce related costs (Note 5) ...............................                47              69
                                                                                    ------            ----
    Total current liabilities ..........................................             1,119             717
Net investment of Parent (Note 3) ......................................               360              56
                                                                                    ------            ----
    Total liabilities and net investment of Parent .....................            $1,479            $773
                                                                                    ======            ====


                See accompanying notes to financial statements.

                         ONLINE PUBLIC RECORDS BUSINESS
                   (A DIVISION OF INFORMATION AMERICA, INC.)

                            STATEMENTS OF OPERATIONS
                             (AMOUNTS IN THOUSANDS)


                                               FOR THE
                                           SIX MONTHS ENDED           FOR THE
                                        ---------------------        YEAR ENDED
                                        JUNE 18,       JUNE 19,    DECEMBER 31,
                                          1999          1998           1998
                                        ---------------------      -------------
                                             (UNAUDITED)

REVENUES:

Online Public Records (Informed) ...      $ 2,742       $ 2,678       $  5,507
KnowX ..............................        3,485           823          2,884
                                          -------       -------       --------
     Total revenues ................      $ 6,227       $ 3,501       $  8,391
                                          -------       -------       --------
EXPENSES (NOTE 4):
Cost of revenue:
    Online Public Records (Informed)        1,665         1,472          3,034
    KnowX ..........................        1,283           674          1,574
Selling and marketing ..............        2,098         1,075          2,574
General and administrative .........        2,282         1,150          3,353
                                          -------       -------       --------
    Total expenses .................        7,328         4,371         10,535
                                          -------       -------       --------
Operating loss .....................      $(1,101)      $  (870)      $ (2,144)
Interest expense (Note 4) ..........           71            86            161
                                          -------       -------       --------
Loss before income taxes ...........       (1,172)         (956)        (2,305)
Income taxes .......................           --            --             --
                                          -------       -------       --------
    Net loss .......................      $(1,172)      $  (956)      $ (2,305)
                                          =======       =======       ========


                See accompanying notes to financial statements.

                         ONLINE PUBLIC RECORDS BUSINESS
                   (A DIVISION OF INFORMATION AMERICA, INC.)

                            STATEMENTS OF CASH FLOWS
                             (AMOUNTS IN THOUSANDS)


                                                                                          FOR THE
                                                                                    SIX MONTHS ENDED             FOR THE
                                                                              ---------------------------      YEAR ENDED
                                                                               JUNE 18,         JUNE 19,      DECEMBER 31,
                                                                                 1999             1998            1998
                                                                              ---------         ---------     ------------
                                                                                      (UNAUDITED)

CASH FLOWS FROM OPERATING ACTIVITIES:

Net Loss ..................................................................      $(1,172)      $  (956)      $(2,305)
Adjustments to reconcile net loss to net cash used by operating activities:
    Depreciation expense ..................................................           87            71           147
    Provision for doubtful accounts .......................................          272            --            95
Changes in working capital:
    Increase in accounts receivable .......................................         (807)         (257)         (153)
    Increase in prepaids ..................................................         (112)           --            --
    Increase/(decrease) in accrued workforce related costs.................          (22)           80            38
    Increase in accrued royalties .........................................          134           105            65
    Increase/(decrease) in accrued advertising expense ....................          290            (5)          413
                                                                                  ------          ----        ------
        NET CASH USED BY OPERATING ACTIVITIES .............................       (1,330)         (962)       (1,700)
                                                                                  ------          ----        ------

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment ........................................         (146)           --            --
                                                                                  ------          ----        ------
       NET CASH USED BY INVESTING ACTIVITIES ..............................         (146)           --            --
                                                                                  ------          ----        ------
CASH FLOWS FROM FINANCING ACTIVITIES:
Capital contributions, net (Note 3) .......................................        1,476         1,268         1,502
                                                                                  ------          ----        ------
       NET CASH PROVIDED BY FINANCING ACTIVITIES ..........................        1,476         1,268         1,502
                                                                                  ------          ----        ------
Net change in cash ........................................................           --           306          (198)
Cash - beginning of period ................................................           --           198           198
                                                                                  ------          ----        ------
CASH - END OF PERIOD ......................................................      $    --       $   504       $    --
                                                                                 =======       =======       =======


                See accompanying notes to financial statements.

                         ONLINE PUBLIC RECORDS BUSINESS
                   (A DIVISION OF INFORMATION AMERICA, INC.)

                         NOTES TO FINANCIAL STATEMENTS
                             (AMOUNTS IN THOUSANDS)

NOTE 1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

DESCRIPTION OF BUSINESS

         The Online Public Records Business (the Business) is a division of Information America, Inc. (the Parent) which in turn is a wholly owned subsidiary of the ultimate parent, The Thomson Corporation. Information America, Inc. is currently negotiating the sale of the Business.

         The Business offers its customers two core product lines: Online Public Records, a comprehensive online search service that identifies relationships between people, assets and businesses focused on corporate customers accessible through the Informed interface; and KnowX, a service which provides Internet delivery of public records to the small business and the consumer market.

BASIS OF PRESENTATION

         These financial statements present the financial position and results of operations of Online Public Records and KnowX as they operated as units of Information America, Inc., including adjustments necessary for a fair presentation of the Business. All significant intercompany transactions and balances have been eliminated. The financial statements presented may not be indicative of the results that would have been achieved had the Business operated as an unaffiliated entity. Refer to Note 4, Related Party Transactions.

INTERIM FINANCIAL DATA (UNAUDITED)

         The financial information presented as of June 18, 1999, and for each of the six-month periods ended June 18, 1999 and June 19, 1998, including related information set forth in the notes to financial statements, is unaudited. In the opinion of management, this financial information reflects the adjustments necessary for a fair presentation of the financial information for such periods. These adjustments consist of normal, recurring items. The results of operations for the six-month period ended June 18, 1999 should not necessarily be taken as indicative of the results of the operations that may be expected for the entire year.

                         ONLINE PUBLIC RECORDS BUSINESS
                   (A DIVISION OF INFORMATION AMERICA, INC.)

                         NOTES TO FINANCIAL STATEMENTS
                             (AMOUNTS IN THOUSANDS)

USE OF ESTIMATES

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

FAIR VALUE OF FINANCIAL INSTRUMENTS

         The Business' financial instruments consist primarily of short-term trade receivables and payables for which the current carrying amount approximates fair market value.

REVENUE RECOGNITION

         Online Public Records utilizes high speed search and retrieval technology to provide its customers with access to public record information. The service is available to customers through dial-up interfaces or through the Internet using the Informed interface. Customers are charged on a monthly basis for their usage of the service.

         KnowX is an Internet-based public information service targeting small-office/home office users and consumers. Reported instantaneously via its Web interface, searches are conducted in real time and sold via credit card.

         In both cases, revenue is recognized at the time of delivery of online information.

PROPERTY AND EQUIPMENT

         Property and equipment are stated at cost less accumulated depreciation. The costs of additions and improvements are capitalized while maintenance and repairs are charged to expense when incurred. Depreciation is provided using the straight-line method, principally over the estimated useful lives of the related assets ranging from three to five years.

         Management reviews the carrying value of property and equipment for impairment whenever events or changes in circumstance indicate that it may not be recoverable. When events or circumstances so indicate, the associated long-term assets are assessed for recoverability in accordance with FAS 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," and adjusted accordingly.

'

                         ONLINE PUBLIC RECORDS BUSINESS
                   (A DIVISION OF INFORMATION AMERICA, INC.)

                         NOTES TO FINANCIAL STATEMENTS
                             (AMOUNTS IN THOUSANDS)

ADVERTISING COSTS

         Advertising costs, primarily consisting of Internet banner advertising, sales brochures and direct marketing are expensed as incurred or the first time the advertising takes place. These costs, recorded with selling and marketing expense, amounted to approximately $845 for the year ended December 31, 1998.

CONCENTRATION OF CREDIT RISK AND MAJOR CUSTOMERS

         Financial instruments which potentially subject the Business to concentrations of credit risk consist principally of trade accounts receivables; however, this risk is limited by the large number of customers in the Business' customer base. One corporate customer accounted for approximately $880 or 10.5% of total revenues in 1998. There are no other individual customers which represent more than 10% of revenue.

COMPREHENSIVE INCOME

         The Business does not have any items that would be classified as other comprehensive income.

NOTE 2.  PROPERTY AND EQUIPMENT

         Property and equipment as of December 31, 1998 consists of the following:

Computer hardware and software ......      $ 413
Office furniture and equipment ......         73
                                            ----
                                             486
Less:  Accumulated depreciation .....       (311)
                                            ----
    Total Property and equipment, net      $ 175
                                           =====


NOTE 3.  NET INVESTMENT OF PARENT

         Net operating losses funded by the Parent are invested in the Business and have been reflected as Net Investment of Parent in the Balance Sheet. Net contributions from the Parent consist of both cash and non-cash amounts. Changes in the net investment of parent (divisional equity) were as follows:

                         ONLINE PUBLIC RECORDS BUSINESS
                   (A DIVISION OF INFORMATION AMERICA, INC.)

                         NOTES TO FINANCIAL STATEMENTS
                             (AMOUNTS IN THOUSANDS)


Net investment of parent - December 31, 1997 .........    $   859
Net loss .............................................     (2,305)
Net contributions from parent ........................      1,502
                                                           ------
Net investment of parent - December 31, 1998 .........         56
                                                           ------
Net loss (unaudited) .................................     (1,172)
Net contributions from parent (unaudited) ............      1,476
                                                           ------
Net investment of parent - June 18, 1999 (unaudited)..    $   360
                                                          =======

         The Parent confirmed their present intention to provide sufficient financial resources to the Business to enable it to meet its obligations as they fall due and carry on its business without significant curtailment of operations as long as it continues to be a wholly owned division of Information America, Inc.

NOTE 4.  RELATED PARTY TRANSACTIONS

         Services provided to the Business by the Parent include expenses incurred and paid by the Parent on the Business' behalf, charges for periodic Parent services provided at rates which management considers to reflect the incremental cost of providing these services and allocations of costs based on relative activity levels. These cost allocations including corporate management, data center costs, sales and marketing and other general and administrative expenses are based on a variety of factors including sales volume, and time and effort.

         The Business uses a centralized approach to cash management and financing of the operations. There is no specific debt related to the Business; the Business' financing requirements are met by cash transactions with the Parent and are reflected in the Net Investment of Parent on the balance sheet. The Parent charges interest on its net investment in the Business based on reasonable cost of capital. Total allocated interest charges for the year ended December 31, 1998 approximated $161.

         The Business is part of a consolidated group and as such has extensive dealings with related entities. Management considers the intercompany charges, including the allocation of common costs from the Parent, to be reasonable. However, the terms of transactions were determined between related parties and may, therefore, differ from terms which would have occurred between wholly unrelated partes and may also differ from the costs which would have been incurred had the Business operated as a completely autonomous entity.

                         ONLINE PUBLIC RECORDS BUSINESS
                   (A DIVISION OF INFORMATION AMERICA, INC.)

                         NOTES TO FINANCIAL STATEMENTS
                             (AMOUNTS IN THOUSANDS)



         Costs related to functions performed by the Parent and certain other costs which are attributable to the Business are included in the financial statements of the Business as follows:


                                                               FOR THE
                                                            SIX MONTHS ENDED               FOR THE
                                                     ------------------------------       YEAR ENDED
                                                        JUNE 18,          JUNE 19,        DECEMBER 31,
                                                          1999             1998              1998
                                                     ------------        ----------       ------------
                                                               (UNAUDITED)

COST OF REVENUE:
Royalties ....................................            $  794            $  732            $1,501
Database center and office facilities ........             1,416             1,210             2,505
                                                          ------            ------            ------
    Total cost of revenue ....................            $2,210            $1,942            $4,006
                                                          ======            ======            ======

OPERATING EXPENSES:
Sales and marketing ..........................            $  582            $  819            $1,562
Executive management, finance, human resources
    and other administrative support services                793               536             1,178
                                                          ------            ------            ------
    Total operating expenses .................            $1,375            $1,355            $2,740
                                                          ======            ======            ======



         Revenues from related parties for the year ended December 31, 1998 total approximately $168.

NOTE 5.  WORKFORCE

         The Business has no legal employees. Employees of Information America, Inc. provide services to the Business. The associated salary, commission, and bonus amounts incurred by these related parties are charged to the Business based upon actual amounts incurred. The costs of any fringe benefits provided to the workforce by their employer, including any related workforce taxes, are charged to the Business based upon estimates of actual amounts incurred. Workforce charges have been included in the allocated costs in Note 4 above.

                         ONLINE PUBLIC RECORDS BUSINESS
                   (A DIVISION OF INFORMATION AMERICA, INC.)

                         NOTES TO FINANCIAL STATEMENTS
                             (AMOUNTS IN THOUSANDS)



NOTE 6.  INCOME TAXES

         The Business is part of a consolidated tax group with its Parent. Under the intergroup tax sharing arrangements, taxes are generally allocated as if the Business filed a separate tax return. No taxes have been provided on the Business' results for the year ended December 31, 1998 due to the loss for the year.

         Additionally, any deferred tax asset which would arise if the Business was a separate legal entity would be fully provided for as of December 31, 1998. This is based upon management's best estimate, based upon the weight of available evidence as prescribed in FAS 109, of the amounts of deferred tax assets which, more likely than not (a likelihood of slightly more than 50%) will not be realized.

(b)      Pro Forma Financial Information.

                   UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                        BALANCE SHEET AS OF JUNE 30, 1999
                    (in thousands, except per share amounts)

                                                                                            ACQUISITION OF
                                                                               DBT           ONLINE PUBLIC
                                                                              ACTUAL       RECORDS BUSINESS(a)   PRO FORMA
                                                                             ----------    -------------------   ---------
ASSETS
Current Assets:
Cash and cash equivalents                                                    $  25,002           $ (25,000)      $       2
Accounts receivable, less allowance                                             12,074               1,133          13,207
Short-term investments                                                          24,651                              24,651
Prepaid expenses and other current assets                                        2,562                               2,562
Prepaid income taxes                                                               494                                 494
                                                                             ---------           ---------       ---------
                  Total current assets                                          64,783             (23,867)         40,916
Property and equipment, net                                                     21,283                 500          21,783
Patents, less accumulated amortization                                           8,983                               8,983
Goodwill, less accumulated amortization                                          5,335              23,974          29,309
Other assets                                                                       240                                 240
                                                                             ---------           ---------       ---------
                  Total assets                                               $ 100,624           $     607       $ 101,231
                                                                             =========           =========       =========

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Accounts payable and accrued liabilities                                     $   6,367           $      47       $   6,414
Due to other patent interest holders                                             1,781                               1,781
                                                                             ---------           ---------       ---------
Total current liabilities                                                        8,148                  47           8,195
Deferred income taxes                                                            3,154                               3,154
Shareholders' Equity:
Preferred stock, $0.10 par value; no shares issued or
outstanding Common stock, $0.10 par value; 19,003
shares issued and outstanding                                                    1,900                               1,900
Additional paid-in capital                                                      71,515                 560          72,075
Retained earnings                                                               16,130                              16,130
Accumulated other comprehensive loss                                              (223)                               (223)
                                                                             ---------           ---------       ---------
Total shareholders' equity                                                      89,322                 560          89,882
                                                                             ---------           ---------       ---------
Total liabilities and shareholders' equity                                   $ 100,624           $     607       $ 101,231
                                                                             =========           =========       =========

                   See Notes to Unaudited Pro Forma Condensed
                        Consolidated Financial Statements

                   UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                            STATEMENTS OF OPERATIONS

                      FOR THE YEAR ENDED DECEMBER 31, 1998
                    (in thousands, except per share amounts)

                                  Online Public
                              DBT Records Pro Forma


                                                    ACTUAL          ACTUAL(b)           ADJUSTMENTS     PRO FORMA
                                                  --------           --------           -----------     --------
Revenues                                          $ 54,103           $  8,391            $              $ 62,494
Royalties                                            6,636                                                 6,636
                                                  --------
         Total                                      60,739              8,391                             69,130
                                                  --------
Cost of revenues                                    26,152              4,608                 100 (a)     29,018
                                                                                           (1,842)(c)

Sales and marketing                                  6,508              2,574                              9,082
Research and development                             3,078                                                 3,078
General administrative                              17,317              3,353               2,397 (a)     21,625
                                                                                           (1,442)(d)
                                                  --------           --------             -------       --------
         Total expenses                             53,055             10,535                (787)        62,803
                                                  --------           --------             -------       --------
Income (loss) from operations                        7,684             (2,144)                787          6,327
Interest income (expense), net                       2,330               (161)             (1,000)(e)      1,169
                                                  --------           --------             -------       --------
Income (loss) before income taxes                   10,014             (2,305)               (213)         7,496
Provision (benefit) for income taxes                 3,118                                   (516)(f)      2,602
                                                  --------           --------             -------       --------
Net income (loss)                                 $  6,896           $ (2,305)            $   303       $  4,894
                                                  ========           ========             =======       ========
Net income per share (basic)                      $   0.36                                              $   0.26
                                                  ========                                              ========
Weighted-average shares outstanding
(basic)                                             18,900                                                18,900
                                                  ========                                              ========
Net income per share (diluted)                    $   0.35                                              $   0.25
                                                  ========                                              ========
Weighted-average shares outstanding
(diluted)                                           19,612                                                19,612
                                                  ========                                              ========





                   See Notes to Unaudited Pro Forma Condensed
                        Consolidated Financial Statements

                   UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                            STATEMENTS OF OPERATIONS
                     FOR THE SIX MONTHS ENDED JUNE 30, 1999
                    (in thousands, except per share amounts)

                                                                       Online Public
                                                         DBT              Records           Pro Forma
                                                        Actual            Actual(b)         Adjustments         Pro Forma
                                                       --------           -------             -------            -------

Revenues..................................             $ 34,595            $6,227             $                  $40,822
Royalties  ................................               3,149                                                    3,149
                                                       --------           -------             -------            -------
         Total..............................             37,744             6,227                                 43,971
                                                       --------           -------             -------            -------
Cost of revenues ...........................             15,181             2,948                  50 (a)         17,043
                                                                                               (1,136)(c)

Sales and marketing.........................              5,331             2,098                                  7,429
Research and development....................              2,201                                                    2,201
General administrative......................              9,650             2,282               1,199 (a)         12,392
                                                                                                 (739)(d)

Merger and acquisition costs................                817                                                      817
                                                       --------           -------             -------            -------
         Total expenses...................               33,180             7,328                (626)            39,882
                                                       --------           -------             -------            -------
Income (loss) from operations...............              4,564            (1,101)                626              4,089
Interest income (expense), net..............                903               (71)               (500)(e)            332
                                                       --------           -------             -------            -------
Income (loss) before income taxes...........              5,467            (1,172)                126              4,421
Provision (benefit) for income taxes........              1,862                                  (186)(f)          1,676
                                                       --------           -------             -------            -------
Net income (loss)...........................           $  3,605           $(1,172)            $   312            $ 2,745
                                                       ========           =======             =======            =======
Net income per share (basic)................           $   0.19                                                  $  0.14
                                                       ========                                                  =======
Weighted-average shares outstanding
(basic).....................................             18,947                                                   18,947
                                                       ========                                                  =======
Net income per share (diluted)..............           $   0.18                                                  $  0.14
                                                       ========                                                  =======
Weighted-average shares outstanding
(diluted) ..................................             19,972                                                   19,972
                                                       ========                                                  =======



                   See Notes to Unaudited Pro Forma Condensed
                        Consolidated Financial Statements

               NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                              FINANCIAL STATEMENTS
                   AS OF JUNE 30, 1999 AND FOR THE YEAR ENDED
                   DECEMBER 31, 1998 AND THE SIX MONTHS ENDED
                                  JUNE 30, 1999
                             (dollars in thousands)



                  (a) Represents the acquisition of KnowX.com and Informed The purchase price is composed of the following:

                                Cash ........................   $25,000
                                DBT Online warrants..........       560
                                                                -------
                                                                $25,560
                                                                =======

                                    The acquisition agreement provided for the payment of $25,000 in cash, as well as the issuance of warrants to purchase 329,172 shares of our common stock at $52.50 per share. The warrants expire on March 23, 2001. The estimated fair value of the warrants of $560 has been derived using a standard option pricing model.

                                    The purchase price allocation and related effects of such allocation on the unaudited pro forma condensed consolidated statements of operations are as follows:

                                                                                  PRO FORMA
                                                                                DEPRECIATION AND
                                                                                  AMORTIZATION
                                                                         --------------------------------
                                                                                            SIX MONTHS
                                                                           YEAR ENDED          ENDED
                                              ALLOCATION      LIFE       DECEMBER 31, 1998 JUNE 30, 1999
                                           -------------    --------     ----------------- -------------
Accounts receivable..................          $  1,133           --
Property and equipment...............               500      5 years         $    100        $     50
Accrued expenses.....................               (47)          --
Trademarks and goodwill..............            23,974     10 years            2,397           1,199
                                               --------                      --------         -------
       Total.........................           $25,560                       $ 2,497          $1,249
                                                =======                       =======          ======

                  (b) Represents the historical statements of operations of KnowX.com and Informed for the year ended
                           December 31, 1998 and the six months ended June 30, 1999.

                  (c) Cost of revenues reflected in the historical statements of operations for KnowX.com and Informed includes allocations of costs from its parent, a significant portion of which will not have a continuing impact on us subsequent to the acquisition. Those costs which will have a continuing impact on us are as follows:

                                                     YEAR ENDED          SIX MONTHS ENDED
                                                  DECEMBER 31, 1998       JUNE 30, 1999
                                                  -----------------       -------------
Royalties................................                $1,956                $1,447
Payroll and related expenses.............                   644                   297
Telephone................................                   166                    68
                                                       --------             ---------
                                                         $2,766                $1,812
                                                       ========             =========

                                    The pro forma adjustments to cost of
                                    revenues for the year ended December 31, 1998 and the six months ended June 30, 1999 of $1,842 and $1,136, respectively, reduce the cost of revenues amounts of $4,608 and $2,948, respectively, to the historical amount detailed above which is expected to have a continuing impact on us.

                  (d)               Represents employee related
                                    expenses and administrative and
                                    management fee allocations which
                                    are included in the historical
                                    statements of operations of
                                    KnowX.com and Informed which
                                    will not have a continuing impact on
                                    us subsequent to the acquisition. The
                                    pro forma adjustments are derived as
                                    follows:


                                                            YEAR ENDED         SIX MONTHS ENDED
                                                         DECEMBER 31, 1998      JUNE 30, 1999
                                                         -----------------      -------------
Compensation.....................................              $  1,195           $     580
Travel and other employee benefits...............                    77                  71
Administrative and management fees...............                   170                  88
                                                               --------           ---------
                                                               $  1,442           $     739
                                                               ========           =========

                  (e) Represents the reduction in interest income to reflect the pro forma effect of reduced investment balances as a consequence of using $25,000 of our interest earning investments to consummate the acquisition of
                                    KnowX.com and Informed. The pro
                                    forma adjustment is derived using
                                    the average rate of return of
                                    approximately 4.0% earned during
                                    both the year ended December 31,
                                    1998 and the six months ended June
                                    30, 1999.

                  (f) Represents the tax benefit associated with the KnowX.com and Informed loss before income taxes, as adjusted for the pro forma adjustments to the unaudited pro forma condensed consolidated statements of operations. The pro forma benefit for income taxes was derived using our effective income tax rate of 34.0%. The effect of pro forma adjustment
                                    (e) was not included in deriving the
                                    pro forma income tax adjustment
                                    because the related interest income is
                                    tax-exempt.

         (c)      Exhibits.

         4 Common Stock Purchase Warrant of DBT Online, Inc., dated September 23, 1999

         10 Asset Purchase Agreement, dated August 20, 1999, among West Publishing Company, Information America, Inc. and DBT Online, Inc.*

         23 Consent of PricewaterhouseCoopers LLP relating to the Financial Statements of the Online Public Records Business

         99.1     Press Release: DBT Online Completes KnowX.com & Informed
                  Acquisition

         99.2 Description of DBT's Business Following the Acquisition of the KnowX.com and Informed Business Units

      *Previously filed with a Current Report on Form 8-K dated August 20, 1999.

                                    SIGNATURE

                  Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                     DBT ONLINE, INC.
                                       (Registrant)

                                     By  /s/ Thomas J. Hoolihan
                                        ----------------------------------
                                        Thomas J. Hoolihan
                                        Vice President and General Counsel

Dated:  October 8, 1999

                                  EXHIBIT INDEX

         Exhibit
         Number            Description
         ------            -----------

         4 Common Stock Purchase Warrant of DBT Online, Inc., dated September 23, 1999

         10 Asset Purchase Agreement, dated August 20, 1999, among West Publishing Company, Information America, Inc. and DBT Online, Inc.*

         23 Consent of PricewaterhouseCoopers LLP relating to the Financial Statements of the Online Public Records Business

         99.1              Press Release: DBT Online Completes KnowX.com &
                           Informed Acquisition

         99.2 Description of DBT's Business Following the Acquisition of the KnowX.com and Informed Business Units

      *Previously filed with a Current Report on Form 8-K dated August 20, 1999.